Exhibit 99.1

                    RELM WIRELESS ANNOUNCES VALUATION RESERVE

         WEST MELBOURNE, FL. May 9, 2001 - RELM Wireless Corporation (NASDAQ:
RELM) today announced that it has established a $900,000 valuation reserve, which will be reflected in its financial statements for the first quarter 2002. This represents the total principal amount due to the Company from Fort Orange Paper Company, Inc. (Fort Orange), the purchaser of its former paper-manufacturing subsidiary. In April RELM learned that Fort Orange had ceased operations. Fort Orange owes RELM $900,000 plus accrued interest under the terms of two secured promissory notes and has defaulted on its obligations to make principal and interest payments. RELM's security interest is subordinated to the security interest granted to the purchaser's senior lender.

In connection with the sale of the subsidiary in 1997, RELM took back a secured promissory note from the purchaser in the initial aggregate principal amount of $2.4 million. In December 2000, the terms of the original promissory note were modified and RELM received a principal payment of $700,000 plus accrued interest of approximately $166,000. After this payment, the remaining principal amount due on the original note was $900,000. Also, as part of the modification agreement, the original note was replaced by two secured promissory notes, one in the principal amount of $600,000 and the other in the principal amount of $300,000. The $600,000 note is payable in ten annual installments starting on April 2, 2002. The $300,000 note is payable in five annual installments starting on January 1, 2003. Interest on both notes is accrued at 2.75% over the prime rate and is payable, in the case of the $600,000 note, in annual installments, and, in the case of the $300,000 note, in semi-annual installments. The $600,000 note is subject to a standby creditor's agreement under which principal and interest payments on the note are contingent upon the purchaser achieving a certain debt service coverage ratio and the absence of any uncured defaults on other loans or agreements of the purchaser. As security for both notes, the purchaser has granted to us a lien and security interest in certain collateral. Our security interest, however, is subordinated to the security interest granted to the purchaser's senior lender. In addition, we are subject to a standstill agreement with the senior lender. A principal of the purchaser has guaranteed the prompt and complete payment of both notes when due. Both notes are subject to forbearance fee payment agreements with both the purchaser and the guarantor under which additional amounts may be payable to us if there is a merger, sale or change of control of the purchaser and if the notes are not paid in full by certain dates.

It is RELM's understanding that Fort Orange is actively seeking to sell its assets. We believe that the value of the business and its assets is uncertain due to the cessation of operations, and the current business conditions in this industry. Therefore, the amount, if any, that RELM may recover in the event of a sale, or otherwise, cannot yet be precisely determined. As a result of these circumstances, RELM has established a valuation reserve for the entire principal amount ($900,000) of the two promissory notes, which will be reflected in its financial statements for the first quarter 2002.

David Storey, RELM's President and CEO commented, "The recent events regarding Fort Orange are unfortunate. We are hopeful that sales negotiations will yield a transaction resulting in the recovery of a portion of the amounts that are due to us. With the assistance of counsel we are taking all prudent steps to maximize the possibility for recovery".

Mr. Storey continued, "It is important to emphasize that the Fort Orange business and the associated promissory notes are legacies from before 1997, and not at all related to land mobile radio (LMR) operations, which have been our focus for the past several years. We have excluded the subject promissory notes from our cash flow projections and operating plans since 2000. Although establishing a reserve will impact earnings, we anticipate no impact on the execution of our core LMR business plan objectives, including the completion and introduction of our digital products, which is proceeding on schedule".

For over 55 years, RELM has manufactured and marketed two-way FM business-band radios as well as high-specification public safety mobile and portable radios, repeaters and accessories, base station components and subsystems. Products are manufactured and distributed worldwide under RELM Communications, Uniden PRC and BK Radio brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-648-0947.
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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe-harbor created by such act. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: the factors described in the Company's filings with the Securities and Exchange Commission; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the indebtedness of the Company; quality of management, business abilities and judgment of the Company's personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-K. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:
RELM Wireless Corp.
David P. Storey, 321/984-1414